Exhibit (a)(5)(iii)

Cedar Realty Trust Announces Preliminary Results of Tender Offer

VIRGINIA BEACH, VA / ACCESS Newswire / January 29, 2025 / Cedar Realty Trust, Inc. (NYSE: CDRpB)(NYSE:CDRpC) (the “Company”) today announced the preliminary results of its modified “Dutch auction” tender offer to repurchase up to an aggregate amount paid of $12.5 million of shares of its outstanding 6.50% Series C Cumulative Redeemable Preferred Stock (the “Series C Shares”) at a price per share not less than $13.75 and not greater than $15.75, which expired at 5:00 P.M., New York City Time on January 28, 2025.

Based on the preliminary count by Computershare Inc. (“Computershare”), the depositary for the tender offer, approximately 645,276 Series C Shares were properly tendered and not properly withdrawn at or below the estimated purchase price of $15.75 per share.

In accordance with the terms and conditions of the tender offer, the Company expects to purchase approximately 645,276 Series C Shares at an estimated purchase price of $15.75 per share, for an aggregate purchase price of approximately $10.16 million. The determination of the final number of Series C Shares to be purchased and the final price per share is subject to confirmation by Computershare of the proper delivery of the Series C Shares validly tendered and not withdrawn.

The number of Series C Shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change for a number of reasons. The actual number of Series C Shares to be purchased and the final price per share will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare. Promptly after the announcement of the final results, Computershare will issue payment for the Series C Shares validly tendered and accepted for payment under the tender offer and will return Series C Shares tendered and not purchased in the tender offer.

The Company may purchase additional Series C Shares in the future. The amount and timing of any such purchases depends on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and periods in which the Company is restricted from repurchasing Series C Shares, as well as any decision to use cash for other strategic objectives. Under applicable law, the Company may not repurchase any additional Series C Shares until at least ten business days after the expiration of the tender offer.

For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at (866) 735-3807; banks and brokers may call the depositary, Computershare Inc., at (800) 736-3001.

About Cedar Realty Trust, Inc.

Cedar Realty Trust, Inc., a wholly-owned subsidiary of Wheeler Real Estate Investment Trust, Inc., is a Maryland corporation (taxed as a real estate investment trust) that focuses on owning and operating income producing retail properties with a primary focus on grocery-anchored shopping centers in the Northeast. The Company’s portfolio comprises 16 properties, with approximately 2.4 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.whlr.us.

Contact Information:

Cedar Realty Trust, Inc.

(757) 627-9088

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “estimates”, “projects”, “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import, or the negative thereof. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.